      This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase,
                    dated September 28, 2001, and the related
                             Letter of Transmittal

      (and any amendments or supplements thereto), and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the
                  acceptance thereof would not be in compliance
                    with the securities, "blue sky" or other
                        laws of such jurisdiction. In any
                  jurisdiction where the securities, "blue sky"
                   or other laws require the Offer to be made
                       by a licensed broker or dealer, the
                         Offer will be deemed to be made
                           on behalf of Temple-Inland
                             Acquisition Corporation
                                by Salomon Smith
                                  Barney or one
                           or more registered brokers
                            or dealers licensed under
                         the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                       OF
                          GAYLORD CONTAINER CORPORATION
                                       AT
                           $1.80 NET PER SHARE IN CASH
                                       BY
                      TEMPLE-INLAND ACQUISITION CORPORATION
                     AN INDIRECT, WHOLLY-OWNED SUBSIDIARY OF
                               TEMPLE-INLAND INC.

         Temple-Inland Acquisition Corporation, a Delaware corporation (the "Purchaser") and an indirect, wholly-owned subsidiary of Temple-Inland Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Class A Common Stock, par value $.0001 per share (the "Common Stock"), of Gaylord Container Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase preferred stock issued pursuant to the Rights Agreement (as defined in the Offer to Purchase) (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $1.80 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 28, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Following consummation of the Offer, the Purchaser intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 26, 2001, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, (1) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined below) that number of Shares that, together with the Shares then owned by Parent and the Purchaser, represents at least two-thirds of the then outstanding Shares on a fully diluted basis (the "Minimum Stock Condition"), (2) the receipt by Computershare Trust Company of New York (the "Depositary") of the valid and unwithdrawn tender of the Company's 9 3/8% Senior Notes due 2007, 9 3/4% Senior Notes due 2007 and 9 7/8% Senior Subordinated Notes due 2008 (collectively, the "Notes") (and related consents) representing at least 90% in aggregate principal amount of the outstanding Notes of each series (the "Minimum Note Condition"), pursuant to Parent's, or its designee's, separate tender offers for such Notes, and (3) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, having expired or been terminated (the "HSR Condition"). The Offer is also subject to other terms and conditions set forth in the Offer to Purchase.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 27, 2001 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that the Purchaser will be merged (the "Merger") with and into the Company. At the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation, indirectly wholly-owned by Parent. Pursuant to the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares owned beneficially or of record by Parent or any subsidiary of Parent or held in the treasury of the Company, all of which will be canceled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law), shall be converted into the right to receive the per Share price paid in the Offer in cash, without interest.

         As a condition and inducement to Parent's and the Purchaser's entering into the Merger Agreement, certain stockholders of the Company (each a "Stockholder") who have voting power and dispositive power with respect to an aggregate of 6,672,480 Shares, representing approximately 11.9% of the Shares outstanding on September 26, 2001, concurrently with the execution and delivery of the Merger Agreement entered into a Stockholders Agreement (the "Stockholders Agreement"), dated as of September 27, 2001, with Parent and the Purchaser. Pursuant to the Stockholders Agreement, each of the Stockholders has agreed, among other things, to validly tender into the Offer promptly, all Shares subject to the Stockholders Agreement, and to grant Parent an irrevocable proxy with respect to the voting of such Shares in favor of the Merger, upon the terms and subject to the conditions set forth in the Stockholders Agreement. In addition, as a condition and inducement to Parent's and the Purchaser's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, the Company and Parent entered into a Stock Option Agreement, dated as of September 27, 2001 (the "Option Agreement"), pursuant to which, among other things, the Company granted Parent an irrevocable option (the "Option") to purchase up to such number of newly-issued Shares as is equal to 19.9% of the Shares outstanding on the date of exercise of the Option at a purchase price per Share of $1.80, subject to the terms and conditions set forth in the Option Agreement.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (2) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND (3) RECOMMENDS THAT THE COMPANY'S STOCK-HOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (3) any other documents required under the Letter of Transmittal.

         Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of the Company, extend the Offer beyond the scheduled Expiration Date if any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares shall not be satisfied or, to the extent permitted by the Merger Agreement, waived. The Purchaser, however, may not extend the Offer beyond December 28, 2001 without the consent of the Company, except that Parent may extend the Expiration Date after December 28, 2001 as required to comply with any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"). The term "Expiration Date" means 12:00 midnight, New York City time, on October 26, 2001, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration

Date" means the latest time and date on which the Offer, as so extended, expires. Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. There can be no assurance that the Purchaser will provide a Subsequent Offering Period. Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time,
(1) to terminate the Offer if any of the conditions set forth in Section 15 of the Offer to Purchase has not been satisfied and (2) to waive any condition to the Offer (other than the Minimum Stock Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. Such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act.

         Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees. Parent or the Purchaser will pay all charges and expenses of the Depositary, Salomon Smith Barney, which is acting as Dealer Manager for the Offer (the "Dealer Manager") and D. F. King & Co., Inc., which is acting as Information Agent for the Offer (the "Information Agent"), incurred in connection with the Offer.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 26, 2001 (or such later date as may apply if the Offer is extended). However, Shares tendered in any Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

         The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser with a list of the stockholders of the Company and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager, at the addresses and telephone numbers set forth below. Stockholders may request copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials from the Information Agent or the Dealer Manager as set forth below, which will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. None of Parent or the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                             D. F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll-Free: (800) 549-6650

                      The Dealer Manager for the Offer is:
                              SALOMON SMITH BARNEY
                              388 Greenwich Street
                            New York, New York 10013
                         Call Toll-Free: (877) 446-1850



September 28, 2001